Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2017

Prosper Funding LLC	Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

45-4526070	73-1733867
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

Delaware
(State or other jurisdiction of incorporation or organization)

6199
(Primary Standard Industrial Classification Code Number)

221 Main Street, 3rd Floor
San Francisco, CA  94105
(415) 593-5400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registrant’s telephone number, including area code: (415) 593-5400

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2017, Prosper Funding, LLC (“PFL”) entered into a Loan Purchase Agreement (the “Purchase Agreement”) with PF LoanCo Funding LLC, a Cayman limited liability company (the “Beneficiary”), and Wilmington Savings Fund Society, FSB, not in its individual capacity but solely in its capacity as trustee (the “Trustee”) of PF LoanCo Trust, a New York common law trust (the “Purchaser”). The Purchase Agreement sets forth the terms and conditions pursuant to which PFL will sell eligible consumer loans in an aggregate amount of up to $5.0 billion (including certain loans purchased by an equityholder of the Beneficiary prior to the date of the Purchase Agreement (the “Pre-Purchased Loans”)) to the Purchaser for the benefit of the Beneficiary. Under the Purchase Agreement, PFL will be obligated to (i) offer for purchase certain minimum monthly volumes of eligible loans to the Purchaser, and (ii) deliver a certain minimum percentage of the monthly volume of loans that the Purchaser commits to purchase in a month for the benefit of the Beneficiary, if any (together, the “Volume Requirements”).

The Purchase Agreement also provides for, among other things, (i) a right of first refusal with respect to certain discounted loans that may be offered for sale, and (ii) certain pricing guarantees, in each case subject to the terms and exceptions set forth in the Purchase Agreement. The initial term of the Purchase Agreement is 24 months (subject to extension in the event of specified contingencies). Under the Purchase Agreement, each of the Beneficiary and PFL have rights to terminate the Purchase Agreement prior to the expiry of the term in the event of certain circumstances.

In connection with the Purchase Agreement, on February 27, 2017, Prosper Marketplace, Inc. (“PMI”) entered into a Warrant Agreement with PF WarrantCo Holdings, LP, a Delaware limited partnership and an entity related to the Beneficiary (the “Warrant Holder”), and, for certain limited purposes, New Residential Investment Corp. (the “Warrant Agreement”). Pursuant to the Warrant Agreement, PMI issued to Warrant Holder three warrants (together, the “Series F Warrant”) to purchase up to in aggregate 177,720,706 shares of PMI’s Series F Preferred Stock at an exercise price of $0.01 per share (the “Warrant Shares”).

Warrant Holder’s right to exercise the Series F Warrant is subject to monthly vesting during the term of the Purchase Agreement based upon the volume of loans Purchaser elects to purchase (if any) in each month, subject to certain cure rights (except that a certain portion of the Series F Warrant will be immediately exercisable as a result of the Pre-Purchased Loans). Additionally, certain portions of the Series F Warrant may automatically vest for a given month in the event that PFL fails to meet the Volume Requirements under the Purchase Agreement for such month or in certain other circumstances as set forth in the Warrant Agreement. Under the terms of the Warrant Agreement, the Warrant Shares may also vest in full upon a change of control of PMI and upon the occurrence of certain events set forth in the Warrant Agreement.

The Series F Warrant will be exercisable with respect to vested Warrant Shares, in whole or in part, at any time prior to the tenth anniversary of their date of issuance. The number of shares underlying the Series F Warrant may be adjusted following certain events such as stock splits, dividends, reclassifications, and certain other issuances by PMI.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated by reference.
On February 27, 2017, PMI issued to Pinecone Investments LLC, a warrant (the “Series E-1 Warrant”) to purchase 15,277,006 shares of PMI’s Series E-1 Preferred Stock at an exercise price of $0.01 per share. The Series E-1 Warrant is immediately exercisable, in whole or in part, by paying in cash the full purchase price payable in respect of the number of shares purchased. The Series E-1 Warrant has a term of 10 years. The number of shares underlying the Series E-1 Warrant may be adjusted following certain events such as stock splits, dividends, reclassifications, and certain other issuances by PMI. The Series E-1 Warrant was issued pursuant to the Warrant Agreement, dated December 16, 2016, between PMI and Colchis Capital Management, L.P., previously described in PMI’s Current Report on Form 8-K as filed with the Commission on December 22, 2016.
Each of the Series F Warrant and Series E-1 Warrant was issued in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) of the Securities Act relative to sales by an issuer not involving any public offering.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: March 2, 2017	By:	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary

Prosper Funding LLC

Date: March 2, 2017	By:	/s/ Sachin Adarkar
Sachin Adarkar
Secretary